Exhibit 10.59
UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In Re:	)	Chapter 11
)
PROXYMED TRANSACTION	)	Case No. 08-11551 (BLS)
SERVICES, INC., et al.,[1]	)
	)	(Jointly Administered)
Debtors.	)
	)	Ref. Docket No. 11
INTERIM ORDER (I) AUTHORIZING (A) SECURED
POST-PETITION FINANCING PURSUANT TO 11 U.S.C. §§ 105,
361, 362, AND 364(c) AND (d); (B) GRANTING SECURITY INTERESTS,
SUPERPRIORITY CLAIMS AND ADEQUATE PROTECTION; AND (C) USE
OF CASH COLLATERAL AND (II) SCHEDULING A FINAL HEARING PURSUANT
TO BANKRUPTCY RULE 4001(C)
     Upon the motion (the “Motion”) dated July 23, 2008 of debtors and debtors-in- possession, ProxyMed Transaction Services, Inc. f/k/a MedUnite, Inc. (“PTS”), ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions (“ProxyMed”), and ProxyMed Lab Services, LLC f/k/a Key Communications Service, Inc. (“ProxyMed Lab”), (PTS, ProxyMed and ProxyMed Lab, referred to collectively as the “Debtors”), (a) requesting entry of an order authorizing the Debtors pursuant to Sections 363(c), 364(c) and 364(d) of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (as amended, the “Bankruptcy Code”) and Rules 2002, 4001(c) and (d) and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules” and applicable Local Rules, inter alia, (i) to obtain post-petition financing (the “Post-Petition Financing”) pursuant to the terms of the DIP Loan Documents (as defined below) from its pre-petition senior secured

[1]	The Debtors in these proceedings are: ProxyMed Transaction Services, Inc. f/k/a MedUnite, Inc. (Tax ID No. XX-XXX5613); ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions (Tax ID No. XX-XXX2059); and ProxyMed Lab Services LLC f/k/a Key Communications Service, Inc. (Tax ID No. XX-XXX2059), each with a principal address of 1854 Shackleford Court, Suite 200, Norcross, GA 30093 and a mailing address of 1901 E. Alton Avenue, Suite 100, Santa Ana, CA 92705.

lender Laurus Master Fund Ltd., which together herewith shall include any and all affiliates, successors, agents or assignees to whom Laurus or its affiliates, successors, agents or assignees has assigned or may assign certain or all of its rights, including Valens U.S. SPV I, LLC (hereinafter, unless otherwise specified, collectively referred to, as applicable, “Laurus”). and in Laurus’ (or its designees’ or assignees’) capacity as the Post-Petition Financing lender, sometimes referred to, individually or collectively, as the “DIP Lender”), (ii) to grant DIP Lender, pursuant to Bankruptcy Code §§ 364(c) and 364(d), first priority and junior security interests in all of the Debtors’ currently owned and after-acquired property to secure the Debtors’ obligations under the Post-Petition Financing; and (iii) to grant DIP Lender and Laurus priority in payment with respect to the obligations incurred in connection with the Post-Petition Financing over any and all administrative expenses of the kinds specified in Bankruptcy Code §§ 503(b) and 507(b), other than as described below; (b) seeking this Court’s authorization to use Laurus’ cash collateral within the meaning of Bankruptcy Code § 363(a) (the “Cash Collateral”). pursuant to Bankruptcy Code § 363(c) and to provide adequate protection, pursuant to Bankruptcy Code §§ 361, 363(e) and 364(d); (c) seeking a preliminary hearing (the “Preliminary Hearing”) on the Motion to consider entry of an interim order pursuant. to Bankruptcy Rule 4001 (the “Order”) authorizing the Debtors to borrow under the Post-Petition Financing the amounts set forth in and limited by the Approved Budget (as defined below), upon the terms and conditions set forth in this Order pending the Final Hearing referred to below; and (d) requesting that a final hearing (the “Final Hearing”) be scheduled by this Court to consider entry of a final order (the “Final Order”) authorizing on a final basis, inter alia, the Post-Petition Financing and use of the Cash Collateral; and due and sufficient notice of the Motion under the circumstances having been given; and the Preliminary Hearing on the Motion having been held before this Court; and upon the entire record made at the Preliminary Hearing; and this Court having found good and sufficient cause appearing therefor;
     IT IS HEREBY FOUND:
     A. Unless otherwise indicated herein, all capitalized terms used but not defined herein shall have the meanings given in the Pre-Petition Loan Documents, (as hereafter defined).
     B. On July 23, 2008 (the “Petition Date”), the Debtors filed voluntary petitions for relief with this Court under Chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”). The Debtors are continuing in possession of their property, and operating and managing their businesses, as debtors-in-possession pursuant to §§ 1107 and 1108 of the Bankruptcy Code.
     C. This Court has jurisdiction over the Chapter 11 Cases and the Motion pursuant to 28 U.S.C. §§ 157(b) and 1334. Consideration of the Motion constitutes a core proceeding as defined in 28 U.S.C. § 157(b)(2).
     D. Laurus, the Debtors, and certain affiliates of Debtors, are parties to, or have an interest in, one or more of the following documents (collectively the “Pre-Petition Loan Documents”): (1) Security and Purchase Agreement dated as of December 6, 2005 (the “Security Agreement”); (2) Member Pledge Agreement dated as of December 6, 2005; (3) Stock Pledge Agreement dated as of December 6, 2005; (4) Joinder Agreement executed as of October 6, 2006; (5) Intellectual Property Security Agreement dated as of December 6, 2005; (6) Secured Revolving Note dated December 6, 2005; (7) Secured Term Note dated December 6, 2005; (8) Deposit Account Control Agreement dated as of December 8, 2005; (9) Termination Agreement dated December 8, 2005; (10) Subordination Agreement dated as of October 9, 2006; (11) Letter Agreement dated October 10, 2006; (12) Reaffirmation and Ratification Agreement, dated June 21, 2007; (13) Consent, dated as of August 7, 2007; (14) Amendment to Exhibit A of

Deposit Account Control Agreement dated January 17, 2008; (15) Release of Security Interest dated January 24, 2008; (16) Consent and Release Letter dated January 28, 2008; and all other related documents, (each as amended, supplemented or otherwise modified prior to the commencement of these Chapter 11 Cases, and all collateral and ancillary documents executed in connection therewith).
     E. As identified above, the Pre-Petition Loan Documents include: (i) that certain Secured Revolving Note dated December 6, 2005, in the initial aggregate amount of $15,000,000.00 (the “Secured Revolving Note”), and (ii) that certain Secured Term Note dated December 6, 2005, in the principal amount of $5,000,000.00, the (“Secured Term Note”).
     F. Pursuant to the Pre-Petition Loan Documents, all obligations of the Debtors to Laurus of any kind or nature under the Pre-Petition Loan Documents are secured by a first priority blanket security interest (the “Pre-Petition Liens”) in substantially all of the Debtors’ assets including, without limitation, equipment, inventory, goods, fixtures, general liabilities, accounts, accounts receivable, deposit accounts (including without limitation bank accounts and all funds on deposit therein), the Debtors’ rights in escrow accounts and to receive proceeds from previous sale transactions, instruments, chattel paper, general intangibles, tax refunds, contracts, letter of credit rights, intellectual property, commercial tort claims, if any, stock, documents of title, tangible and intangible personal and investment property, money, cash and all cash equivalents, and all cash held as cash collateral, books and records, all supporting obligations, and the proceeds and products of all of the foregoing as more particularly included and described in the Pre-Petition Loan Documents (the “Pre-Petition Collateral”).
     G. Without prejudice to the rights of the Committee (as defined herein) that may be appointed (but subject to the limitations described in ordering paragraph 23 below), the Debtors admit that the Debtors are truly and justly indebted to Laurus under the Pre-Petition Loan Documents, without defense, counterclaim or offset of any kind, and that as of July 22, 2008 such liability to Laurus was, including interest, in the aggregate amount of approximately (but not less than) $5,225,097.19 with respect to the Pre-Petition Loan Documents (plus attorneys’ fees, costs, expenses, and fees, including default fees, unpaid thereon) (the “Pre-Petition Indebtedness”). As of the Petition Date, the Debtors, in consideration of the Post-Petition Financing to be made available under the terms of this Order and the Final Order, waive and release any and all causes of action and claims against Laurus and its respective affiliates agents, representatives, assigns and successors. The provisions of this paragraph G constitute a stipulation by the Debtors and shall become a finding by the Court, subject to the provisions of ordering paragraph 23 of this Order.
     H. Without prejudice to the rights of the Committee (but subject to the limitations described in ordering paragraph 23 below), the Debtors further admit that, by reason of the Pre-Petition Loan Documents, (i) the Pre-Petition Indebtedness is secured by valid, properly perfected, enforceable and non-avoidable liens and security interests granted by the Debtors to Laurus upon and in all of the Pre-Petition Collateral, and (ii) the liens held by Laurus securing the Pre-Petition Indebtedness are senior to all other security interests in the Pre-Petition Collateral subject only to any Permitted Liens (as defined in paragraph 8(a) below). The provisions of this paragraph H constitute a stipulation by the Debtors and shall become a finding of the Court, subject to the provisions of ordering paragraph 23 of this Order.
     I. Given the Debtors’ current financial condition, the Debtors are unable to operate by using only Cash Collateral and are unable to provide Laurus with adequate protection for the use of Cash Collateral. Moreover, the Debtors are unable to obtain unsecured credit allowable under Bankruptcy Code § 503(b)(1) as an administrative expense. Financing on a post-petition basis is not otherwise available without the Debtors granting, pursuant to Bankruptcy Code § 364(c)(1), claims having priority over any and all administrative expenses of the kinds specified in §§ 503(b) and 507(b) of the Bankruptcy Code and securing such indebtedness and obligations with the security interests in and the liens upon the property described below pursuant to §§ 364(c) and 364(d) of the Bankruptcy Code.
     J. Notice of the Preliminary Hearing and the relief requested in the Motion has been given to (i) the Office of the United States Trustee, (ii) the creditors holding the 20 largest unsecured claims against each of the Debtors; and (iii) known holders of pre-petition liens against the Debtors’ property. No official committee of unsecured creditors (the “Committee”) has as yet been appointed in the Chapter 11 Cases.
     K. Based on the record presented to this Court by the Debtors, it appears that the Post-Petition Financing and use of Cash Collateral have been negotiated in good faith and at arm’s-length among the Debtors and Laurus and any credit extended and loans made to the Debtors by Laurus and DIP Lenders pursuant to this Order shall be deemed to have been extended, issued or made, as the case may be, in good faith as required by, and within the meaning of, Section 364(e) of the Bankruptcy. Code and Laurus and the DIP Lender shall have all of the protections thereunder.
     L. Based on the record before this Court, it appears that the terms of this Order, including, without limitation, the terms of the Post-Petition Financing and use of Cash Collateral, are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties, and are supported by reasonably equivalent value and fair consideration.

     M. The Debtors have requested immediate entry of this Order. The permission granted herein to use Cash Collateral and obtain the Post-Petition Financing and obtain funds thereunder is necessary to avoid immediate and irreparable harm to the Debtors. This Court concludes that entry of this Order is in the best interests of the Debtors’ estates and creditors as its implementation will, among other things, allow for the flow of supplies and services to the Debtors necessary to sustain the Debtors’ business operations and enhance the Debtors’ prospects for a successful completion of the Chapter 11 Cases.
     Based upon the foregoing findings and conclusions, and upon the record made before this Court at the Preliminary Hearing, and the undersigned consents of the Debtors and Laurus, and good and sufficient cause appearing therefor,
     IT IS HEREBY ORDERED DETERMINED AND DECREED that:
     1. Motion Granted. The Motion is granted, on the terms and conditions set forth in this Order.
     2. Authorization. The Debtors are expressly authorized and empowered to (i) obtain the Post-Petition Financing, use the Cash Collateral, and perform their obligations strictly pursuant to the provisions of this Order; (ii) perform their obligations under the Pre-Petition Loan Documents as such documents are, or may be, amended and modified pursuant to the terms of this Order; and (iii) enter into such other agreements, instruments and documents as may be necessary or required to evidence the obligations to DIP Lender and Laurus to consummate the terms and provisions of the Motion and this Order and to evidence perfection of the liens and security interests to be given to DIP Lender and Laurus (the Pre-Petition Loan Documents as modified by this Order shall hereinafter be referred to as the “DIP Loan Documents”). DIP Lender’s advances of the Post-Petition Financing shall be pursuant to the same terms as the Pre-Petition Loan Documents, as modified by this Order, without the need for further execution or documentation, and all advances and borrowings shall be in accordance with the Secured Revolving Note and the other Pre-Petition Loan Documents. The borrowing(s) made under the credit facility maintained under the DIP Loan Documents (the “DIP Facility”) and all other indebtedness and obligations incurred on or after the Petition Date with respect to loans, advances and any other indebtedness or obligations, contingent or absolute, pursuant to this Order and the DIP Loan Documents which may now or from time to time hereafter be owing by the Debtors to DIP Lender (including principal, accrued and unpaid interest, and fees costs and expenses, including without limitation attorneys’ fees and expenses) are referred to herein as the “DIP Indebtedness,” and, together with the Pre-Petition Indebtedness, as the “Indebtedness.” The Debtors and Laurus may enter into nonmaterial amendments of or modifications to the DIP Loan Documents and without the need of further notice and hearing or order of this Court.
     3. Borrowing; Use Cash Collateral. Subject to the Approved Budgets (as defined in paragraph 17 below) and solely in compliance therewith and subject further to the terms and conditions of this Order and the DIP Loan Documents, (a) Laurus hereby consents to the Debtors’ limited use of Cash Collateral, and (b) DIP Lender will provide the DIP Facility, on a revolving basis, in accordance with the terms of the DIP Loan Documents, provided, however, that the Debtors may be permitted an overadvance, as applicable, under the DIP Loan Documents in the amounts set forth in the Approved Budgets.
     4. Application of Proceeds.
          (a) Proceeds or payments received by Laurus and/or DIP Lender with respect to the Pre-Petition Collateral and DIP Facility Collateral shall be applied as follows: (x) first, to the Pre-Petition Indebtedness consisting of accrued and accruing interest, fees, costs and expenses; (y) next, to the Pre-Petition Indebtedness consisting of principal; and (z) last, to the outstanding balance of the DIP Facility, including all accrued and accruing interest, fees, costs and expenses, then principal. If the source of any such proceeds or payments is not clearly identifiable as attributable to the Pre-Petition Collateral or the DIP Facility Collateral, such proceeds or payments shall be deemed to be proceeds from the Pre-Petition Collateral.
          (b) The automatic stay under Section 362(a) of the Bankruptcy Code shall be, and it hereby is, modified to the extent necessary to permit Laurus to retrieve, collect and apply payments and proceeds in respect of the Pre-Petition Collateral and the DIP Facility Collateral (defined in paragraph 7 below) in accordance with the terms and provisions of this Order and the DIP Loan Documents.
     5. Interest, Fees, Costs and Expenses. The Pre-Petition Indebtedness shall bear interest at the applicable rates set forth in the DIP Loan Documents and the Pre-Petition Loan Documents. The DIP Indebtedness shall bear interest at the same rates as in the Pre-Petition Loan Documents. DIP Lender and Laurus shall be entitled to recover all of their reasonable attorneys’ fees and other professional fees as well as all costs and expenses incurred in connection with the Indebtedness and this proceeding. In consideration for providing the DIP Facility, DIP Lender shall be paid all fees specified in the DIP Loan Documents in accordance with the terms therein for such payment. In addition, for agreeing to provide the DIP Facility, DIP Lender shall be entitled to a payment (“Facility Payment”) in the amount of $200,000 which shall be included in the DIP Indebtedness and fully earned and non-refundable upon entry of the Final Order.
     6. Termination of the DIP Facility and Use of Cash Collateral. DIP Lender’s agreement to provide the DIP Facility in accordance with the DIP Loan Documents and

Laurus’ consent to the use of the Cash Collateral shall immediately and automatically terminate (except as DIP Lender and/or Laurus may otherwise agree in writing in their sole discretion), and all Indebtedness shall be immediately due and payable in cash upon the earliest to occur of any of the following (each, a “Termination Date”):
(i)	One Business Day following the Final Hearing Date (as defined below) if a Final Order (as defined below) has not been entered by August 8, 2008;

(ii)	the date of final indefeasible payment and satisfaction in full in cash of the Indebtedness;

(iii)	the effective date of any confirmed plan of reorganization in the Chapter 11 Cases;

(iv)	the consummation of the sale or other disposition of all or substantially all of the assets of the Debtors;

(v)	the occurrence of any breach by the Debtors of this Order (including, but not limited to, the Debtors’ failure to adhere to the Approved Budgets as set forth in ordering paragraph 17 of this Order or violation of any of the covenants provided for in ordering paragraph 19 of this Order) or the Final Order, or under any. of the DIP Loan Documents;

(vi)	the dismissal of any of the Chapter 11 Cases or the conversion of any of the Chapter 11 Cases into a case under Chapter 7 of the Bankruptcy Code;

(vii)	upon and following the entry of an order authorizing the appointment in any of the Debtors’ Chapter 11 Cases of a trustee or an examiner with enlarged powers (beyond those set forth in § 1106(a)(3) and (4) of the Bankruptcy Code), relating to the operation of the business of the Debtors without the prior written consent of DIP Lender (which consent may be withheld, or, if given revoked, by DIP Lender in its sole discretion), or if any Debtor applies for, consents to, or acquiesces in, any such appointment without the prior written consent of DIP Lender (which consent may be withheld in its sole discretion);

(viii)	this Order or the Final Order is stayed, reversed, vacated, amended or otherwise modified in any respect without the prior written consent of DIP Lender (which consent may be withheld in its sole discretion);

(ix)	the Court enters an order granting a party relief from the automatic stay with respect to any portion of the Pre-Petition Collateral or the DIP Facility Collateral provided that the value of the relevant collateral is more than $25,000.

(x)	this or any other Court enters an order or judgment in any of the Chapter 11 Cases modifying, limiting, subordinating or avoiding the priority of the Indebtedness, or the perfection, priority or validity of Laurus’ or DIP Lender’s Pre-Petition or DIP Facility Liens or imposing, surcharging or assessing against Laurus, DIP Lender or their claims or any Pre-Petition Collateral, DIP Facility Collateral or any fees, costs or expenses, whether pursuant to § 506(c) of the Bankruptcy Code or otherwise; or

(xi)	if the Court has not entered an order establishing procedures relating to the conducting of an auction in connection with the Asset Sale which procedures are acceptable to Laurus and DIP Lender and permit Laurus and DIP Lender to credit bid the Pre-Petition Indebtedness and the DIP Indebtedness, without condition (the “Asset Sale Procedures” by August 4, 2008;

(xii)	if the Debtors have not entered into an agreement for the sale of substantially all of their assets on terms and conditions which are acceptable to DIP Lender (the “Asset Sale”) by July 24, 2008;

(xiii)	if the Court has not entered an order approving the Asset Sale in a form reasonably acceptable to Laurus and DIP Lender (the “Sale Order”) by September 3, 2008 if there are no qualified competing bids submitted to that of MHC Acquisition Corp., or if the Court has not entered the Sale Order by September 8, 2008 if a qualified competing bid is submitted;

(xiv)	if the Asset Sale acceptable to Laurus and DIP Lender has not closed by September 15, 2008 in the event there are no qualified competing bids to that of MHC Acquisition Corp. or by September 18, 2008 if a qualified competing bid is submitted;

(xv)	if the Debtors do not fully cooperate in the disclosure of information reasonably requested by Laurus or any consultant retained by Laurus.
     7. Liens to Secure the DIP Indebtedness. As security for the DIP Indebtedness, DIP Lender is hereby granted the following security and liens (the “DIP Facility Liens”) in all currently owned or hereafter acquired property and assets of the Debtors of any kind or nature, whether real or personal, tangible or intangible, wherever located, now owned or hereafter acquired or arising and all proceeds, products, rents and profits thereof, including, without limitation, all cash, goods, accounts receivable, inventory, cash in advance deposits, the Debtors’ rights in escrow accounts and to receive any remaining proceeds from previous sale transactions, general intangibles, goodwill, investment property (including, without limitation, ownership interests in corporations, partnerships, and limited liability companies), deposit accounts, real estate, intellectual property, machinery, leasehold interests, equipment, vehicles, trademarks, trade names, licenses, the Pre-Petition Collateral, causes of action including actions for preferences, fraudulent conveyances, and otter avoidance power claims and any recoveries under §§ 542, 544, 545, 547, 548, 549, 550 and 553 of the Bankruptcy Code and the proceeds thereof (collectively, “Avoidance Actions” which, other than Avoidance Actions under Section 549 of the Bankruptcy Code, shall be effective upon entry of the Final Order) and actions and recoveries thereon against third parties, tax refund claims, commercial tort claims and insurance proceeds, and the proceeds, products, rents and profits of all of the foregoing (all of the foregoing, the “DIP Facility Collateral”), subject only to, in the event of the termination of the DIP Facility and the payment of the Carve-Out (as defined in paragraph 15);
          (a) Pursuant to Section 364(c)(2) of the Bankruptcy Code, a perfected first priority senior security interest in and lien upon all property noted above of the Debtors, whether existing on the Petition Date or thereafter acquired, that, as of the Petition Date, is not subject to valid, perfected and non-avoidable liens, except that any lien on Avoidance Actions shall be effective upon entry of the Final Order;
          (b) Pursuant to Section 364(c)(3) of the Bankruptcy Code, a perfected security interest in and lien upon all property noted above of the Debtors, whether existing on the

Petition Date or thereafter acquired, that is subject to valid, perfected and unavoidable liens in existence as of the Petition Date or to valid and unavoidable liens in existence immediately prior to the Petition Date that are perfected subsequent to the Petition Date as permitted by Section 546(b) of the Bankruptcy Code (“546(b) Liens”), immediately junior in priority to such valid, perfected and unavoidable liens;
          (c) Pursuant to Section 364(d)(1) of the Bankruptcy Code, a perfected first priority senior priming lien (the “Priming Liens”) on all of the DIP Facility Collateral, including the Pre-Petition Collateral, which shall be senior to all other security interests and liens in property of the Debtors’ estates except only Permitted Liens (as defined in paragraph 8(a) below); and
          (d) In addition, except to the extent otherwise expressly set forth in this Order, or in a written instrument, agreement or other document executed by DIP Lender and subject to paragraph 23 of this Order, neither the Pre-Petition Liens nor the DIP Facility Liens shall be subject to subordination to any other liens, security interests or claims under Section 510 of the Bankruptcy Code, or otherwise. Any security interest or lien upon the Pre-Petition Collateral or the DIP Facility Collateral which is avoided or otherwise preserved for the benefit of the Debtors’ estates under Section 551 or any other provision of the Bankruptcy Code shall be subordinate to the Pre-Petition Liens, the DIP Facility Liens and the Senior Adequate Protection Liens (defined in paragraph 8(a) below).
     8. Adequate Protection Liens. As adequate protection of Laurus’ interests in the Pre-Petition Collateral, including use of the Cash Collateral, pursuant to §§ 361, 363 and 552(b) of the Bankruptcy Code, Laurus is hereby granted valid, binding, enforceable and perfected additional and replacement liens (the “Adequate Protection Liens”) in all property of the Debtors’ estates, including the DIP Facility Collateral, to the extent of any decrease in the value of Laurus’ interests in the Pre-Petition Collateral occurring subsequent to the Petition Date, with such decrease in value to include decreases resulting from the Debtors’ use (if any) of Cash Collateral, the depreciation, use, sale, loss, decline in value or market price of the Pre-Petition Collateral, or otherwise, except that the liens solely on Avoidance Actions shall not be effective until entry of the Final Order. The Adequate Protection Liens shall enjoy the same validity and extent as the liens Laurus held on the Petition Date. The Adequate Protection Liens are (a) subject only to (i) existing liens and encumbrances that were senior to those of Laurus as of the Filing Date under applicable non-bankruptcy law, and which are valid, binding, enforceable, perfected and non-avoidable liens existing in the Pre-Petition Collateral as of the Petition Date (the “Permitted Liens”), other than the Pre-Petition Liens; (ii) the Carve-Out (as defined in paragraph 15); and (iii) the DIP Facility Liens.
     9. Section 507(b) Priority Administrative Claims. If, notwithstanding the provision of the Adequate Protection Liens, such Adequate Protection liens do not provide adequate protection of Laurus’ interests in the Pre-Petition Collateral, Laurus shall (i) have a claim allowed under §§ 507(a)(2) and 507(b) of the Bankruptcy Code (the “507(b) Claim”), and, except with respect to being subordinated to the Carve-Out, such 507(b) Claim shall be entitled to priority over every other claim allowable under such § 507(a)(2); and (ii) notwithstanding anything herein to the contrary, be entitled to seek further adequate protection of its interests and such further relief as is consistent therewith.
     10. Superpriority Claims. Subject to the Carve-Out described in ordering paragraph 15 below, all of the DIP Indebtedness shall have the highest administrative priority under § 364(c)(1) of the Bankruptcy Code, and shall have priority over all other costs and expenses of administration of any kind, including those specified in, or ordered pursuant to, §§ 105, 326, 330, 331, 503(b), 507(a), 507(b) or 726 or any other provision of the Bankruptcy Code or otherwise (whether incurred in the Chapter 11 Case or any successor case), and shall at all times be senior to the rights of the Debtors, any successor trustee or estate representative in the Chapter 11 Cases or any successor case (the “Superpriority Claims”). Nothing in this Order or the Approved Budgets (as defined in paragraph 17 below) shall constitute the consent by DIP Lender or Laurus to the imposition of any costs or expense of administration or other charge, fees, liens, assessment or claim (including, without limitation, any amounts set forth in the Approved Budgets) against DIP Lender or Laurus, their claims or collateral (including the Pre-Petition Collateral and the DIP Facility Collateral) under § 506(c) of the Bankruptcy Code or otherwise, all of which rights have been waived pursuant to the terms of this Order.
     11. Perfection of DIP Facility Liens and Adequate Protection Liens. The DIP Facility Liens and the Adequate Protection Liens shall be, and they hereby are, deemed duly perfected and recorded under all applicable federal or state or other laws as of the date hereof, and no notice, filing, mortgage recordation, possession, further order, landlord or warehousemen lien waivers or other third party consents or other act, shall be required to effect such perfection; provided, however, that notwithstanding the provisions of § 362 of the Bankruptcy Code, (i) DIP Lender may, at its sole option, file or record or cause the Debtors to obtain any such landlord or warehousemen lien waivers or other third party consents or execute, file or record, at the Debtors’ expense, any such UCC financing statements, notices of liens and security interests, mortgages and other similar documents as DIP Lender may require, and (ii) DIP Lender may require the Debtors to deliver to DIP Lender any chattel paper, instruments or securities evidencing or constituting any DIP Facility Collateral, and the Debtors are directed to cooperate and comply therewith. If DIP Lender, in its sole discretion, shall elect for any reason to cause to be obtained any landlord or warehouse lien waivers or other third party consents or cause to be filed or recorded any such notices, financing statements, mortgages or other documents with respect to such security interests and liens, or if DIP Lender, in accordance with the DIP Loan Documents or this Order, elects to take possession of any DIP Facility Collateral, all such landlord or warehouse lien waivers or other third party consents, financing statements or similar documents or taking possession shall be deemed to have been filed or recorded or taken in these Chapter 11 Cases as of the commencement of these Chapter 11 Cases but with the priorities as set forth herein, DIP Lender and Laurus may (in their sole discretion), but shall not be required to, file a certified copy of this Order in any filing or recording office in any county or other jurisdiction in which the Debtors have real or personal property and such filing or recording shall be accepted and shall constitute further evidence of (a) DIP Lender’s interest in the DIP Facility Collateral and (b) Laurus’ interest in the Pre-Petition Collateral.
     12. Waiver by Debtors of Liens and Other Matters. The Debtors and their estates (and any party in interest acting on behalf of the Debtors) hereby irrevocably waive, and are barred from asserting or exercising any right, (a) without Laurus’ or DIP Lender’s prior written consent (which may be withheld in their sole discretion) or (b) without prior indefeasible payment and satisfaction in full of the Indebtedness: (i) to grant or impose, or request that the Court grant or impose, under § 364 of the Bankruptcy Code or otherwise, liens on or security interests in any DIP Facility Collateral, which are pari passu with or senior to the DIP Facility Liens or the Adequate Protection Liens and Senior Adequate Protection Liens; (ii) to return goods pursuant to § 546(h) of the Bankruptcy Code to any creditor of the Debtors or to consent to any creditor taking any setoff against any of such creditor’s pre-petition indebtedness based upon any such return pursuant to § 553(b)(1) of the Bankruptcy Code or otherwise; (iii) to seek a surcharge of the DIP Facility Collateral or the Pre-Petition Collateral under § 506(c) of the Bankruptcy Code (which waiver shall be effective upon entry of the Final Order); (iv) to seek non-consensual use of Cash Collateral under § 363 of the Bankruptcy Code; (v) to modify or affect any of the rights of Laurus or the DIP Lender under this Order or any DIP Loan Documents by any order entered in any of the Chapter 11 Cases or any successor cases; or (vi) propose a plan of reorganization or liquidation, or seek an extension of the exclusive right to file a plan or solicit acceptances with respect to any plan of reorganization or liquidation without the written consent of the DIP Lender and Laurus.
     13. Sale Out of the Ordinary Course of Business. The Debtors may not propose a sale of any of their assets outside the ordinary course of business unless (a) all proceeds realized from such sale, less any accrued, allowable and payable portion of the Carve-Out as contained in this Order, are transferred to Laurus and DIP Lender, as their respective interests appear, for immediate application in reduction of the Indebtedness in the manner set forth in this Order, until such time as the Indebtedness shall have been satisfied in full. Such sale proceeds shall not be permitted to be used by the Debtors under any circumstances except as otherwise provided by this Order, and any sale application or procedure involving all or any portion of the Debtors’ assets shall expressly provide that Laurus and DIP Lender may exercise their rights to credit bid their indebtedness under § 363(k) of the Bankruptcy Code.
     14. Modification of Automatic Stay; Other Remedies.
          (a) Except as set forth in subparagraph (b) of this paragraph, which governs any action of Laurus and DIP Lender to foreclose on their liens on any Pre-Petition Collateral or DIP Facility Collateral or to exercise any other default-related remedies (other than those specifically referenced in the next sentence), the automatic stay pursuant to § 362 of the Bankruptcy Code is hereby vacated as to Laurus and DIP Lender to permit each of them to perform in accordance with, and exercise, enjoy and enforce their respective rights, benefits, privileges and remedies pursuant to this Order and the DIP Loan Documents without further application or motion to, or order from, the Court, and regardless of any change in circumstances (whether or not foreseeable), and neither Section 105 of the Bankruptcy Code nor any other provision of the Bankruptcy Code, or any other law, shall be utilized to prohibit Laurus or DIP Lender from the exercise, enjoyment and enforcement of any of such rights, benefits, privileges and remedies. Laurus and DIP Lender are hereby granted leave to receive and apply payments to the Indebtedness from collections on and proceeds of the Pre-Petition Collateral and the DIP Facility Collateral in the manner specified in this Order and the DIP Loan Documents. In addition, Laurus and DIP Lender are, as their interests may appear, hereby granted leave to, among other things, to (a) file or record any financing statements, mortgages or other instruments or other documents to evidence the Senior Adequate Protection Liens or the DIP Facility Liens or the Subordinated Adequate Protection Liens, (b) to charge and collect any interest, fees, costs, and expenses and other amounts accruing at any time under the DIP Loan Documents or this Order as provided therein, (c) to give the Debtors any notice provided for in any of the DIP Loan Documents or this Order, and (d) upon the occurrence of the Termination Date, and without application or motion to, or order from the Court or any other court, (i) terminate the DIP Facility and the DIP Loan Documents, (ii) declare all Indebtedness immediately due and payable, and (iii) revoke the Debtors’ right, if any, under this Order and/or the other DIP Loan Documents to use Cash Collateral.

          (b) Upon the occurrence of a Termination Date, Laurus or DIP Lender may file a motion to terminate the automatic stay which shall be served by hand delivery, facsimile or overnight mail on counsel to the Debtors, the Committee (if any) and the Office of the United States Trustee, and the Court shall conduct a hearing on an expedited or emergency basis, but not more than three days, to consider terminating the automatic stay under § 362 of the Bankruptcy Code in favor of Laurus or DIP Lender for the purpose of allowing the DIP Lender or Laurus to exercise all of their rights and remedies under the Pre-Petition Loan Documents, the DIP Loan Documents, this Order and applicable law, including foreclosing or otherwise enforcing their liens on any or all of the Pre-Petition Collateral and the DIP Facility Collateral. The only issue that may be raised or addressed at such hearing is whether the Termination Date has occurred. Subject to the right of parties-in-interest to contest whether a Termination Date has occurred, the Debtors shall cooperate with Laurus and DIP Lender in connection with any enforcement action by such parties by, among other things, (i) providing access to its premises to representatives of Laurus and DIP Lender, (ii) providing Laurus and DIP Lender or their designees access to the Debtors’ books and records, (iii) performing all other obligations set forth in the Pre-Petition Loan Documents, this Order and/or the other DIP Loan Documents, and (iv) taking reasonable steps to safeguard and protect the Pre-Petition Collateral, and the DIP Facility Collateral until Laurus or DIP Lender can make adequate provision to protect and safeguard the Pre-Petition Collateral and the DIP Facility Collateral, and the Debtors shall not otherwise interfere or encourage others to interfere with enforcement of the rights of Laurus or DIP Lender.

     15. Carve-Out.
          (a) Subject to the remaining provisions of this paragraph, the Adequate Protection Liens, the DIP Facility Liens, the Superpriority Claims and the 507(b) Claim shall be subject to (a) the payment of any unpaid fees payable pursuant to 28 U.S.C. § 1930 (including, without limitation, fees under 28 U.S.C. § 1930(a)(6)), (b) the fees due to the Clerk of the Court (c) the actual fees and expenses incurred by professionals, for the period prior to the occurrence of a Termination Date, retained by an order of the Court entered pursuant to Sections 327 or 1103(b) of the Bankruptcy Code, provided they are within the amounts set forth in the Approved Budgets and arc subsequently allowed by the Bankruptcy Court under Sections 330 and 331 of the Bankruptcy Code (the “Pre-Termination Date Carve-Out”), (d) the payment, following the occurrence of any Termination Date which is not waived by DIP Lender, of allowed professional fees and disbursements incurred after such Termination Date by all Professionals retained in this proceeding, pursuant to Sections 327, 328 or 1103(a) of the Bankruptcy Code, in an aggregate amount not to exceed $100,000 to the extent such amounts are allowed by the Court and not otherwise payable from any unused portion of any retainers or unused amounts for payments to Professionals set forth in the Approved Budgets (the “Post-Termination Date Carve-Out”), and (e) any Expense Reimbursement (but not any Break-up Fee), not to exceed $150,000, due and owing to MHC Acquisition Corp. (“MHC”) pursuant to the terms of that certain Asset Purchase Agreement between MHC and the Debtors dated July 22, 2008 (the “Agreement”), which Expense Reimbursement shall be paid to MHC by the Debtors as and when due under the Agreement. Upon the occurrence of a Termination Date that is not waived by DIP Lender, DIP Lender shall fund the Pre-Termination Date Carve-Out within seven (7) days after being provided with a notice setting forth the amount of accrued and unpaid fees and costs allowable under the Approved Budget and this Order, together with supporting documentation for such amounts. DIP Lender shall be under no obligation to fund the Post-Termination Date Carve-Out if there is available unencumbered cash in the estates at that time. In the event no such funds are otherwise available, DIP Lender shall fund the Post-Termination Date Carve-Out upon being provided with notification of the unavailability of estate assets for such funding. Subject to the foregoing, the rights of the professionals to the Pre-Termination Date Carve-Out, the Post-Termination Date Carve-Out, or such lessor amounts as may be allowed by the Bankruptcy Court, shall be senior to the rights of DIP Lender to such funds. Any Carve-Outs funded by Laurus or DIP Lender shall be deemed advances under the DIP Facility.
          (b) Notwithstanding anything to the contrary in this Order or the DIP Loan Documents, no proceeds of any Collateral of Laurus (including any pre-petition retainer funded by Laurus ) pursuant to the Pre-Petition Loan Documents nor any Pre-Petition Collateral or DIP Facility Collateral (or proceeds thereof) nor any portion of the Carve-Out may be used to pay any claims for services rendered by any of the Debtors’ professionals, any other entity, or the Committee’s professionals, if any, in connection with the assertion of or joinder in any claim, counterclaim, action, proceeding, application, motion, objection, defense or other contested matter, the purpose of which is to seek or the result of which would be to obtain any order, judgment, determination, declaration or similar relief (x) invalidating, setting aside, avoiding or subordinating, in whole or in part, the Indebtedness or the liens and security interests of Laurus and DIP Lender in the Pre-Petition Collateral or in the DIP Facility Collateral; or (y) preventing, hindering or otherwise delaying, whether directly or indirectly, the exercise by Laurus or DIP Lender of any of their rights and remedies under the Pre-Petition Loan Documents, this Order and/or the DIP Loan Documents or Laurus’ or DIP Lender’s enforcement or realization upon any of the liens on or security interests in any Pre-Petition Collateral or DIP Facility Collateral; provided, however, that the foregoing limitations shall not apply to claims (i) to contest whether a Termination Date has occurred and (ii) for services rendered by the professionals retained by the Committee, if any, within the time provided in paragraph 25 of this Order in connection with the investigation of the validity, extent, priority, avoidability or enforceability of the Pre-Petition Indebtedness or Pre-Petition Liens. Laurus and DIP Lender shall retain their rights as a party in interest to object to any fee applications or other claims of any entity, including but not limited to the Debtors’ and the Committee’s, if any, professionals.
          (c) So long as no Termination Date has occurred, the Debtors are authorized to use the proceeds of the DIP Facility and the Cash Collateral in accordance with and limited to the amounts in the Approved Budget to pay such compensation and expense reimbursements of professional persons retained by the Debtors (the “Debtor Professionals”) and any Committee appointed by the United States Trustee (the “Committee Professionals”) as may be awarded by the Court pursuant to Section 328, 330 or 331 of the Bankruptcy Code (the “Professional Expenses”). The Debtor Professionals and the Committee Professionals, if any, shall be permitted to submit to the Debtors, with copies to counsel for the DIP Lender, periodic statements (but no more frequently than on a monthly basis) for services rendered and reimbursable expenses incurred by them (the “Conditional Professional Expenses”). Nothing in this subparagraph shall prejudice or impair the rights of either the Debtor’s Professionals or the Committee’s Professionals to request an award of compensation in excess of the amounts set forth in the Approved Budget (the “Unbudgeted Professional Expenses”) or the rights of the DIP Lender or Laurus to object to the amount or reasonableness of the Conditional Professional

Expenses, the Professional Expenses or the Unbudgeted Professional Expenses. In no event, however, shall Laurus or DIP Lender be responsible for the payment of Unbudgeted Professional Expenses or any amounts in excess of the Carve-Out
     16. Cash Collection Procedures. From and after the date of the entry of this Order all collections and proceeds of any DIP Facility Collateral or services provided by the Debtors and all other cash or cash equivalents which shall at any time come into the possession or control of the Debtors, or to which the Debtors shall become entitled at any time shall be deposited in the same bank accounts into which the collections and proceeds of the Pre-Petition Collateral were deposited under the Pre-Petition Loan Documents (or in such other accounts as are designated by Laurus from time to time), and such collections and proceeds upon such deposit shall become the sole and exclusive property of Laurus or DIP Lender and shall be applied against the Indebtedness as provided in this Order and the DIP Loan Documents. In the event the Debtors intend to open any new bank accounts that would affect the right and ability of Laurus to receive any proceeds as contemplated by this Order, the Debtors shall first obtain a “lock box agreement” or other written confirmation to the satisfaction of Laurus and the DIP Lender from the relevant banking institution recognizing the rights of Laurus and the DIP Lender as provided for in this Order. All cash and cash equivalents of the Debtors currently in any account of the Debtors or otherwise in the possession or control of the Debtors constitute proceeds of the Pre-Petition Collateral and shall be immediately remitted to Laurus for application against the Indebtedness. All financial institutions in which any lockboxes, blocked accounts or other accounts of the Debtors are located are hereby authorized and directed to comply with any request of Laurus to turnover to Laurus all funds therein without offset or deduction of any kind.

     17. Budget; Use of Cash Collateral and DIP Facility Proceeds.
          (a) Attached as Exhibit A hereto and incorporated herein by reference is a budget (which has been approved by DIP Lender) setting forth by line item all projected cash receipts, billings and cash disbursements for the time period from the weeks ending July 25, 2008 through September 12, 2008 (the “Initial Approved Budget”). The Initial Approved Budget may be modified or supplemented from time to time by additional budgets (covering any time period covered by a prior budget or covering additional time periods) to which Laurus and DIP Lender agree in their sole discretion (each such additional budget, a “Supplemental Approved Budget”), so long as such modification or supplement does not alter the amount of the Professional Fee Expenses set forth on any Approved Budget without the consent of the Debtor Professionals and Committee Professionals. The aggregate of all items approved by DIP Lender and Laurus in the Initial Approved Budget and any and all Supplemental Approved Budgets (acceptable to Laurus and DIP Lender in their sole discretion) shall constitute an “Approved Budget.”
          (b) Debtors may use Cash Collateral and the proceeds of the DIP Facility exclusively to pay for the expenses incurred by Debtors as provided for in the Approved Budget. Debtors represent and warrant that (a) the expenditures set forth in the Approved Budget constitute all of Debtors projected expenses during the period of the Approved Budget and (b) the Cash Collateral and the sums to be advanced by DIP Lender pursuant to me DIP Facility are sufficient to pay all of the expenses set forth in the Approved Budget. Debtors’ cash receipts shall not be less than as set forth in the Approved Budget and Debtors’ expenses shall not exceed those set forth in the Approved Budget, in all cases subject to the Approved Sales Variance, the Approved Cash Receipts Variance, and the Approved Disbursements Variance (all

as defined below, and collectively, the “Approved Variances”). Notwithstanding the foregoing, DIP Lender shall have no obligation to provide the DIP Facility if the Debtors exceed the disbursement amounts overadvance limits provided in the Approved Budgets. As used herein, the Approved Variances include, and are defined and calculated as follows:
(i)	“Approved Billing Variance” means a negative variance of less than 8%, between Debtors’ actual billings and Debtors’ projected billings measured as of the end of the weeks ending August 8, 2008 and September 12, 2008 covered by the Approved Budget;

(ii)	“Approved Cash Receipts Variance” means a negative variance of less than 10%, between Debtors’ actual cash receipts and Debtors’ projected cash receipts measured commencing as of the end of the second week covered by the Approved Budget and each week thereafter for both (i) the two-week period concluding with the week during which the variance is being calculated, and (ii) cumulatively from the commencement of the Chapter 11 Cases concluding with the week during which the variance is being calculated;

(iii)	“Approved Disbursements Variance” means a positive variance of (A) less than 7 1/2%, between Debtors’ actual disbursements and Debtors’ projected disbursements, on a line item basis, and (B) less than 7 1/2% of the Debtors’ actual disbursements and Debtors’ projected disbursements, on a cumulative basis, each measured commencing as of the end of the second week covered by the Approved Budget and each week thereafter for both (i) the two-week period concluding with the week during which the variance is being calculated, and (ii) cumulatively from the commencement of the Chapter 11 Cases concluding with the week during which • the variance is being calculated.
     18. Financial Reporting. In addition to all of the financial reports the Debtors are required to provide to Lauras pursuant to the Pre-Petition Loan Documents, which financial reports the Debtors shall continue to provide to Laurus timely in accordance with the Pre-Petition Loan Documents, the Debtors shall also provide the following reports to DIP Lender and Laurus: (I) no later than 5:00 p.m. (Eastern Time) each business day, a weekly borrowing base certificate in the same format as which were submitted prior to the Petition Date, along with a log of each of the daily disbursements and collections; (ii) no later than 5:00 p.m. (Eastern time) each Wednesday, a comparison of the items in the Budget for the preceding week to the Debtors’ actual performance that includes a narrative summary of any material variances from the Budget for the preceding week; (iii) no later than 5:00 p.m. (Eastern time) each Monday, a detailed report from the Debtors’ investment bankers that summarizes the status of the Debtors’ efforts to sell substantially all of its assets as a going concern, which report shall include (w) a tracking chart reflecting what communications, if any, the Investment Banker had with interested parties during the prior week; (x) copies of expressions of interest or letters of intent received by the Debtors from third parties; (y) a summary of the due diligence activities conducted by interested parties in the preceding week; and (z) a time table for execution of definitive agreements with potential parties and the filing of pleadings with the Court seeking approval of the sale; and (ii) no later than the 10th day of each month, beginning August 10, 2008, the Debtors’ financial statements (including detail by operating division and consolidated balance sheets, income statements and cash flow statements) for the immediately preceding month in the same format as the Debtors have been providing to Laurus prior to the Petition Date.
     19. Covenants. The Debtors shall timely comply with all of the covenants set forth in the Pre-Petition Loan Documents, this Order and the DIP Loan Documents.
     20. Application of Proceeds. Neither the Debtors nor any other party shall have the right to direct or seek an order directing the manner of application of any payments to DIP Lender or Laurus or any other receipts by DIP Lender or Laurus of proceeds of any of the Pre-Petition Collateral or DIP Facility Collateral other than in the manner set forth in this Order and the Pre-Petition Loan Documents and the DIP Loan Documents.

     21. DIP Lender and Laurus Reservation of Rights. DIP Lender and Laurus do not waive, and expressly reserve, any and all claims, defenses, rights and remedies they have pursuant to any or all of the Pre-Petition Loan Documents, the DIP Loan Documents, the Bankruptcy Code (including but not limited to Section 1110 thereof) and/or other applicable law against the Debtors and any officer, director, employee, agent or other representative of the Debtors. In addition, the rights and obligations of the Debtors and the rights, claims, liens, security interests and priorities of DIP Lender and Laurus arising under this Order are in addition to, and are not intended as a waiver or substitution for, the rights, obligations, claims, liens, security interests and priorities granted by the Debtors, in its pre-petition capacity, under the Pre-Petition Loan Documents.
     22. Order Binding on, Successors. The provisions of this Order shall be binding upon and inure to the benefit of DIP Lender, Laurus, and the Debtors and their respective successors and assigns (including any trustee or other estate representative appointed as a representative of the Debtors’ estate or of any estate in any successor cases). No third parties are intended to be or shall be deemed to be third party beneficiaries of this Order or the DIP Loan Documents.
     23. Releases and Validation of Pre-Petition Indebtedness and Pre-Petition Liens; Allowance of Pre-Petition Indebtedness as Fully Secured Claim. The release, discharge, waivers and agreements set forth in this ordering paragraph will be deemed effective upon the entry of a Final Order (as defined below) incorporating this paragraph, subject only to the rights of the Committee, if any, or any party in interest with requisite standing as set forth in paragraph 25 below. Subject to the rights of the Committee, if any, or any party in interest with requisite standing acting on behalf of the estate pursuant to paragraph 25, below, the Debtors and their estates, hereby: (a) release and discharge Laurus and DIP Lender together with all of their affiliates, agents, attorneys, officers, directors and employees from any and all claims and causes of action arising out of, based upon or related to, in whole or in part, any of the Pre-Petition Loan Documents, any aspect of the pre-petition relationship between Laurus and the Debtors, or any other acts or omissions by Laurus in connection with any of the Pre-Petition Loan Documents, or Laurus’ pre-petition relationship with the Debtors; (b) waive any and all claims, defenses (including, without limitation, offsets and counterclaims of any nature or kind) as to the validity, perfection, priority, enforceability, subordination and avoidability (under §§ 510, 544, 545, 547, 548, 550, 551, 552 or 553 of the Bankruptcy Code or otherwise) of the Pre-Petition Indebtedness and the security interests in and liens on the Pre-Petition Collateral in favor of Laurus; and (c) agree, without further Court order and without the need for the filing of any proof of claim, to the allowance of the pre-petition claims of Laurus pursuant to §§ 502 and 506 of the Bankruptcy Code on account of the Pre-Petition Indebtedness, as fully secured claims.
     24. No Liability to Third Parties. DIP Lender and Laurus shall not (i) have liability to any third party nor shall it be deemed to be in control of the operations of the Debtors or to be acting as a “controlling person”, “responsible person” or “owner or operator” with respect to the operation or management of the Debtors (as such terms, or any similar terms, are used in the Internal Revenue Code, the Unites States Comprehensive, Environmental Response, Compensation and Liability Act as amended, or any similar Federal or state statute), or owe any fiduciary duty to the Debtors, its creditors or its estate, and (ii) DIP Lender and Laurus’ relationship with the Debtors shall not constitute nor be deemed to constitute a joint venture or partnership with the Debtors,

     25. Objections by Parties in Interest. Except as set forth below in this paragraph 25, all of the provisions of this Order shall be final and binding on the Debtors (including, without limitation, their successors and assigns), the Debtors’ shareholders, and all creditors and other parties in interest, including any Chapter 11 or Chapter 7 trustee hereinafter appointed. The Committee or any party in interest with requisite standing shall have until the later of (i) 60 days from the Petition Date and (ii) the date that bids are due with respect to a sale of substantially all of the Debtors’ assets, within which to obtain standing on behalf of the Debtors’ estates and to file, on behalf of the Debtors’ estates, and to serve upon counsel for Laurus, objections or complaints respecting (a) the claims, causes of actions and defenses released by the Debtors pursuant to ordering paragraph 23 above or (b) the validity, extent, priority, avoidability, or enforceability of the Pre-Petition Indebtedness, the Pre-Petition Liens in the Pre-Petition Collateral, including seeking to subordinate any liens or claims of Laurus under Section 510 of the Bankruptcy Code or otherwise. In the event that standing is not obtained or no objections or complaints are filed with this Court by the Committee and served upon counsel for Laurus within the time period set forth above, the provisions of this Order including, without limitation, paragraph 23 and the Debtors’ Stipulations in this Order shall become final and binding for all purposes and upon all parties. For purposes of this paragraph 25, any Chapter 11 or Chapter 7 trustee shall be deemed a party-in-interest with requisite standing to assert the objections or complaints described herein within the aforesaid objection period.
     26. Effect of Modification of Order. The Debtors shall not, without DIP Lender or Laurus’ prior written consent (which shall be given or refused in their sole discretion), seek to modify, vacate or amend this Order or any DIP Loan Documents. If any of the provisions of this Order are hereafter modified, vacated or stayed by subsequent order of this or any other Court, such stay, modification or vacatur shall not affect the validity of any obligation outstanding immediately prior to the effective time of such stay, modification or vacation, or the validity and enforceability of any lien, priority, right, privilege or benefit authorized hereby with respect to any such obligations. Notwithstanding any such stay, modification or vacatur, any obligation outstanding immediately prior to the effective time of such modification, stay or vacatur shall be governed in all respects by the original provisions of this Order, and Laurus shall be entitled to all the rights, privileges and benefits, including, without limitation, the security interests and priorities granted herein, with respect to all such obligations.
     27. Safe Harbor. The Court has considered and determined the matters addressed herein pursuant to its powers under the Bankruptcy Code, including the power to authorize the Debtors to obtain credit on the terms and conditions upon which the Debtors Laurus and DIP Lender have agreed. Thus, each of such terms and conditions constitutes a part of the authorization under § 364 of the Bankruptcy Code, and is, therefore, subject to the protections contained in § 364(e) of the Bankruptcy Code.
     28. Subsequent Hearing; Procedure for Objections and Entry of Final Order. The Motion is set for a final hearing (“Final Hearing”) before this Court at 2:30p.m. on August 14, 2008 (such date or such later date to which the Final Hearing is adjourned or continued with Laurus’ consent, the “Final Hearing Date”), at which time any party in interest may present any timely filed objections to the entry of a final order, in form and substance reasonably acceptable to Laurus in its sole discretion (the “Final Order”). The Debtors shall promptly serve a copy of this Order, by regular mail upon (i) the United States Trustee; (ii) all affected state and federal taxing authorities; (iii) the creditors holding the 20 largest unsecured claims against each of the Debtors, or the Committee, if appointed; and (iv) any other party which theretofore has filed in the Chapter 11 Cases a request for special notice with this Court and served such request upon Debtors’ counsel. Any objections to this Order and the entry of a Final Order on the Motion shall be in writing and shall be filed with the Court and served so that they not later than five (5) business days before the date scheduled for the Final Hearing and served so that they are received on or before 4:00 p.m. (Eastern Time) of such date by (i) Foley & Lardner, LLP, 90 Park Avenue, New York, New York 10016, counsel for the Debtors, Attention: Michael P. Richman, and Young Conaway Stargatt & Taylor, LLP, 1000 West Street, 17th Floor, Wilmington, Delaware 19801, Attention: Michael R. Nestor, Esq.; (ii) Stuart Komrower, Esq. and Gerald H. Gline, Esq., Cole, Schotz, Meisel, Forman & Leonard, P.A., Court Plaza North, 25 Main Street, Post Office Box 800, Hackensack, New Jersey 07602-0800 and J. Kate Stickles, Esq., Cole, Schotz, Meisel, Forman & Leonard, P.A., 1000 N. West Street, Wilmington, Delaware 19801, counsel for Laurus and DIP Lender, and (iii) the United States Trustee. Any objections by creditors or other parties in interest to any of the provisions of this Order shall be deemed waived unless filed and served in accordance with this paragraph.
     29. Objections Overruled or Withdrawn. All objections to the entry of this Order have been withdrawn or are herby overruled.
     30. Controlling Effect of Order. To the extent any provisions in this Order conflict with any provisions of the Motion, any Pre-Petition Loan Document, any DIP Loan Document the provisions of this Order shall control.
     31. Order Effective. This Order shall be effective as of the date of signature by the Court

     32. Non Waiver. No omission or delay by Laurus or the DIP Lender in exercising any right or powers under this Order, the Pre-Petition Loan Documents or DIP Loan Documents, or any related agreement, will impair such right or power or be construed to be a waiver of any default or breach or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and no waiver will be valid unless in writing and signed by Laurus or the DIP Lender and then only to the extent specified.
DATED: July 24, 2008

/s/ Brendan L. Shannon
Brendan L. Shannon
United States Bankruptcy Judge

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